Exhibit 21.1
Subsidiaries of the Registrant

Jurisdiction
of
Subsidiary Name	Formation	Does Business As

22nd Century Limited, LLC	Delaware	Not applicable

Goodrich Tobacco Company, LLC	Delaware	Not applicable